Exhibit 99.1

INSPIRED UPDATES PROGRESS ON COVID-19 INITIATIVES

13 Week Projected Liquidity Schedule -

Approximately $31.8 Million of Projected Cash at July 17, 2020

Company Announces Improvement in Recent Business Trends -

Now Projecting Positive Adjusted EBITDA Beginning in April 2020

NEW YORK, April 27, 2020 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE) recently provided an updated 13-week projected cash flow forecast to its lenders which showed an improved liquidity profile as compared to a previously provided forecast. Additionally, the Company today announced favorable improvements in recent business trends.

Forward Liquidity Projections

The Company has taken a number of actions over the past few weeks to provide greater financial flexibility and near-term liquidity for its business. Based upon the projections1 provided to lenders on April 24, 2020 (the “April 24th Projections”), Inspired currently projects having available cash balances of GBP£25.7 million, or $31.8 million2, at July 17, 2020, assuming the retail lockdown carries on for this period. This compares favorably to a prior projected cash balance of £10.1 million, or $12.5 million2, at July 31, 2020 based upon prior projections provided to lenders on March 24, 2020 (the “March 24th Projections”)3.

Following the projection period underlying the April 24th Projections, management currently expects a further improvement in monthly operating cash uses (excluding debt service), to approximately £0.5 million per month for as long as all retail locations are closed. It should be noted that all projections assume that all retail locations would remain closed for the entire projection period.

Additionally, on April 24th, following the preparation of the April 24th Projections, the Italian Government announced that certain gaming locations (including wagering on both Virtual Sports and live sports) would be permitted to operate beginning May 11, 2020. The April 24th Projections do not include any potential benefit due to these potential retail re-openings.

Furthermore, Inspired currently expects to apply to access certain UK Government-sponsored lending programs which appear targeted to buffering the liquidity position of companies such as Inspired as these companies “reopen” their businesses in the future. Neither set of projections contemplates the receipt of any proceeds from such programs, which can be an important part of any additional capital we may raise in the future. There can be no assurance, however, that Inspired will be able to access these lending programs.

1 While Inspired does not intend to provide such information on a regular, ongoing basis, in response to a number of requests for information by public markets investors, Inspired is making public closing balance detail of the April 24th Projections (as provided for in an agreement with its lenders dated April 6, 2020), as well as the March 24th Projections. Inspired currently believes that all assumptions underlying these projections are reasonable, but each of the underlying assumptions are subject to change and Inspired undertakes no responsibility for updating these projections based upon any such changes (or for any other reason).

2 Using prevailing foreign exchange rates as of market close on April 24, 2020.

3 Note: projected dates provided to lenders were not the same between the two sets of projections.

Business Update

Currently, the vast majority of the Company’s retail customers remain on lockdown due to the COVID-19 pandemic. At the same time, the Company has seen an uptick in demand in certain of its business lines. In light of the absence of live sporting events and as demonstrated by the recent success of the Virtual Grand National and the excitement surrounding the upcoming “The Kentucky Derby: Triple Crown Showdown”, Virtual Sports remain an important driver of the Company’s business.

In addition to actions previously reported by the Company on March 30th, Inspired has implemented further furloughs across its workforce as well as expense reductions. Following these actions, and in light of recent operating trends, the Company currently expects to have positive Adjusted EBITDA levels beginning in April 2020.

Lorne Weil, Executive Chairman of Inspired said, "As the impact of this pandemic continues to grow, we remain focused on the well-being of our employees, while taking the necessary steps to strengthen our financial flexibility, prioritize investments, and reduce our expenditures in this time of uncertainty. While it is impossible to predict how long this crisis will last, we believe these actions will help us to navigate this environment to ensure our Company’s long-term success."

Weil added, "We have been fortunate to see growth in certain of our business lines since the beginning of the COVID-19 crisis, providing us an important cushion against the current cessation in our land-based business. We remain committed to providing our customers with excellent service and products and continue to do our best to accommodate the unprecedented demand in certain business lines, which we see as a significant sign of strength in the longer term."

Weil concluded, "We continue to monitor developments on a real-time basis, and, fortunately, we’re starting to see some restrictions on land-based venues have been lifted. We're looking forward to resuming normal operations as soon as conditions permit, as we seek to build upon our positive momentum from our fourth quarter."

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2019 and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Examples of forward-looking statements include, among others, statements we make regarding our belief that we have sufficient liquidity to fund our business operations during the next 13 weeks. In addition, the statements made by the Company with respect to the potential future impact of COVID-19 on the Company’s business and operations, and the Company’s expected responses thereto, are forward-looking statements. The Company encourages investors to visit its website from time to time, as information is updated and new information is posted. The Company does not undertake to update its forward-looking statements, except as may be required by law.

Contact:

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

www.inseinc.com

@Inspired_News